Exhibit 99.1

IDEXX Laboratories Announces First Quarter Results

WESTBROOK, Maine, May 1, 2019 /PRNewswire/ --

  Reports revenue growth of 7% on a reported basis and 10% on an organic basis, driven by CAG Diagnostics recurring revenue growth of 9% reported and 12% organic
  Delivers EPS of $1.17, representing 16% growth on a reported basis and 27% on a comparable constant currency basis
  Maintains 2019 revenue guidance of $2,385 million - $2,425 million, reflecting consistent expectations for reported revenue growth of 8% - 9.5% and organic revenue growth of 9.5% - 11%
  Raises 2019 EPS outlook range by $0.10 per share to $4.76 - $4.88, reflecting increased expectations for operating margin improvement, as well as upsides from lower projected interest expense and updated effective tax rate projections

IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, reports revenues of $576 million for the first quarter of 2019, an increase of 7% compared to the prior year period on a reported basis, and 10% on an organic basis.

First quarter results were driven by Companion Animal Group ("CAG") Diagnostics recurring revenue growth of 9% reported and 12% organic, supported by 12% reported and 15% organic growth in IDEXX VetLab® consumables and continued strong gains in U.S. reference laboratory diagnostic and consulting services. High consumables revenue growth was supported by a 20% year-over-year increase in IDEXX's global premium instrument installed base, including a 24% increase in Catalyst® chemistry analyzer installed base. In the first quarter, we placed 1,463 Catalyst® instruments globally, including 307 placements at new and competitive accounts in North America, a 7% year-over-year increase, and 633 placements at new and competitive accounts in international regions, a 20% year-over-year increase.

Earnings per diluted share ("EPS") was $1.17 for the first quarter, representing reported EPS growth of 16% and comparable constant currency EPS growth of 27%. These results reflected continued strong revenue gains and a higher than projected 210 basis point improvement in operating margins, which benefited from strong growth in CAG Diagnostics recurring revenues and delayed timing of project spending.

Based on its continued momentum, the Company is maintaining its full year 2019 revenue growth outlook of 8% - 9.5% on a reported basis and 9.5% - 11% on an organic basis. The Company is raising its 2019 EPS guidance range by $0.10 per share to $4.76 - $4.88, reflecting an outlook for 12% - 15% in reported EPS growth, or 16% - 19% in comparable constant currency EPS growth. This outlook incorporates a raised outlook for full year operating margin improvement of 80 - 110 basis points on a constant currency basis, as well as updated projections for interest expense and effective tax rate.

"Our strong business performance continued in the first quarter, sustaining high organic growth in CAG Diagnostics recurring revenues. With great runway ahead and a robust start to the year, we are well-positioned to execute our unique innovation-based and multi-modality strategy, enabled by our expanded global commercial capability, as we continue to deliver outstanding financial results aligned with our long-term goals," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

First Quarter Performance Highlights

Companion Animal Group

The Companion Animal Group generated 8% reported and 10% organic revenue growth for the quarter, supported by CAG Diagnostics recurring revenue growth of 9% reported and 12% organic.

  IDEXX VetLab® consumables generated 12% reported and 15% organic revenue growth in the quarter. Quarterly growth was supported by continued expansion of our premium instrument installed base in international regions and in North America, as well as continued strong customer retention, ongoing increases in testing utilization and moderate price gains.
  Reference laboratory diagnostic and consulting services generated 8% reported and 11% organic revenue growth. These results were driven by continued strong double-digit organic growth in the U.S., reflecting high organic volume gains with existing customers, moderate net price realization and benefits from net customer additions. Consistent mid-single digit international reference lab organic revenue growth was supported by solid gains in Europe.
  Rapid assay products generated 5% reported and 6% organic revenue growth, driven by continued volume gains in SNAP® 4Dx® Plus Tests and first generation rapid tests.

Veterinary software services and diagnostic imaging systems revenue growth increased 7% on a reported basis and 6% on an organic basis, supported by solid growth in software service revenues, with overall revenue gains moderated by comparisons to very strong prior year digital imaging system placement levels.

Water

Water achieved revenue growth of 4% on a reported basis and 8% on an organic basis in the first quarter, reflecting double-digit gains in international markets and solid growth in the U.S.

Livestock, Poultry and Dairy ("LPD")

LPD revenue declined 2% on a reported basis and grew 4% on an organic basis for the first quarter, as growth in herd health screening, poultry and pregnancy testing offset moderate declines in European disease eradication programs, lower diagnostic testing related to African swine fever outbreaks in China, and continued pressure on dairy testing in key markets related to low milk pricing.

Gross Profit and Operating Profit

Gross profits increased 9% year-over-year, and gross margin was 57.6%, 120 basis points higher than the prior year period results on a reported basis and 110 basis points higher on a constant currency basis. Gross margin improvement was supported by continued moderate CAG Diagnostics recurring revenue net price gains, volume leverage and productivity gains in our U.S. reference lab business, product mix benefits from strong global VetLab® consumables growth and solid gross margin improvement in our Water and LPD businesses.

Operating margin was 23.1% in the quarter, 210 basis points higher than the prior year period results on a reported and constant currency basis, supported by gross margin gains and operating expense leverage on high revenue growth. Operating expenses increased 4% on a reported basis and 7% on a constant currency basis, driven by increases in our CAG segment's sales and marketing costs and overall research and development spending, with overall expense increases mitigated by modest constant currency growth in general and administrative costs.

2019 Financial Outlook

The following guidance for 2019 reflects the assumptions that for the remainder of 2019, the value of foreign currencies will remain at the following rates in U.S. dollars:

  the euro at $1.11;
  the British pound at $1.29;
  the Canadian dollar at $0.74; and
  the Australian dollar at $0.71;

and relative to the U.S. dollar:

  the Japanese yen at ¥112.00;
  the Chinese renminbi at RMB 6.79; and
  the Brazilian real at R$3.88.

Outlook for 2019

We are maintaining our 2019 revenue outlook of $2,385 million - $2,425 million, supported by consistent expectations for reported revenue growth of 8% - 9.5% and organic revenue growth of 9.5% - 11%, reflecting expectations for CAG Diagnostics recurring reported revenue growth of 9.5% - 10.5% and organic revenue growth of 11% - 12%. At the foreign exchange rate assumptions in 2019 noted above, we continue to estimate that the effect of the stronger U.S. dollar will reduce full year 2019 reported revenue growth by approximately 1.5%.

We are updating our 2019 EPS outlook to $4.76 - $4.88 per share, reflecting an increase of $0.10 per share, including approximately $0.07 per share in benefit from our raised outlook for full year operating margin expansion of 80 - 110 basis points on a constant currency basis, and approximately $0.01-$0.02 per share in improvement from updated net interest expense projections and $0.01-$0.02 in upside from refined effective tax rate projections, including an updated estimate for tax benefits related to share-based compensation. For the full year, we expect a foreign exchange headwind of $0.03 per share, consistent with previous estimates, including the net effect of projected hedge gains of approximately $11 million in 2019. The updated outlook represents EPS growth of 12% - 15% on a reported basis, and 16% - 19% on a comparable constant currency growth basis.

The Company continues to project free cash flow at approximately 60% - 65% of net income in 2019, including an estimated $70 million of capital spending related to the completion of our Westbrook, Maine headquarters expansion and the relocation and expansion of our core laboratory in Germany. For 2019, the Company projects capital spending of approximately $160 million - $175 million.

The Company provides the following updated guidance for 2019:

Amounts in millions except per share data and percentages

		Guidance Range	Growth Definition	Year-over-year Growth

Revenue		$2,385 - $2,425	Reported	8% - 9.5%
			Organic Revenue Growth	9.5% - 11%

EPS		$4.76 - $4.88	Reported	12% - 15%
			Comparable Constant Currency	16% - 19%

Operating Cash Flow	~	100% - 105% of net income

Free Cash Flow	~	60% - 65% of net income

Capital Expenditures	~	$160 million - $175 million

We now expect an effective tax rate of approximately 20% - 20.5%, incorporating expectations for a benefit from share-based compensation accounting of $8.5 million - $10.5 million or approximately 200 basis points. We are projecting a reduction in weighted average shares outstanding of approximately 1% - 1.5%, consistent with previous estimates, and interest expense, net of interest income, of approximately $36 million reflecting current and projected borrowings.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its first quarter 2019 results and management's outlook. To participate in the conference call, dial 1-800-230-1092 or 1-612-288-0337 and reference confirmation code 465882. Replay of the conference call will be available through Wednesday, May 8, 2019 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 465882. Individuals can access a live webcast of the conference call through a link on the IDEXX website, www.idexx.com/investors. An archived edition of the webcast will be available after 1:00 p.m. (Eastern) on that day via the same link and will remain available for one year.

2019 Annual Meeting of Shareholders

IDEXX Laboratories, Inc. announced today that it will hold its 2019 Annual Meeting of Shareholders (the "2019 Annual Meeting") on Wednesday, May 8, 2019 at 10:00 a.m. (Eastern). The 2019 Annual Meeting will be a virtual meeting via a live audio webcast at www.virtualshareholdermeeting.com/IDXX2019. The online pre-meeting forum can be accessed before the 2019 Annual Meeting at www.proxyvote.com for beneficial owners and www.proxyvote.com/idxx for registered shareholders. At this online pre-meeting forum, you can submit questions in writing in advance of the 2019 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2019 Annual Meeting and access copies of proxy materials and the 2018 Annual Report.

Shareholders as of the close of business on March 15, 2019 are entitled to attend the 2019 Annual Meeting, vote their shares electronically and submit questions before and during the live audio webcast. As part of the 2019 Annual Meeting, the Company will answer the questions submitted by our shareholders during a live Q&A session, as time permits. The Company will publish the answer to each such question, including any for which there is not sufficient time to address during the 2019 Annual Meeting, on the Company's Investor Relations website as soon as practicable after the meeting. An archived replay will also be available at www.virtualshareholdermeeting.com/IDXX2019 after the conclusion of the 2019 Annual Meeting and will remain available for one year. Further information on the 2019 Annual Meeting can be found in the Company's proxy materials.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX employs more than 8,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "2019 Financial Outlook", "Outlook for 2019", and elsewhere and can be identified by the use of words such as "expects", "may", "anticipates", "intends", "would", "will", "plans", "believes", "estimates", "projected", "should", and similar words and expressions. Our forward-looking statements include statements relating to revenue growth and EPS outlooks; operating and free cash flow forecast; projected impact of foreign currency exchange rates; and projected operating margins and expenses, capital expenditures, gains from foreign currency hedging transactions, tax and EPS benefits from share-based compensation arrangements, effective tax rates, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. The Company specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A description of the risks and uncertainties that could cause results to differ materially from those described in the forward-looking statements can be found in the Company's 2018 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on February 15, 2019 and the Company's other filings with the SEC available at www.sec.gov.

Statement Regarding Non-GAAP Financial Measures

The following defines terms and conventions and provides reconciliations regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes impacted first quarter 2019 results as follows: decreased revenue growth by 3%, decreased gross profit growth by approximately 3%, increased gross profit margin growth by 10 basis points, decreased operating expense growth by 2%, decreased operating profit growth by 3%, had an immaterial impact on operating profit margin growth, and decreased EPS growth by 4%. Estimated currency changes are also expected to decrease projected full year 2019 revenue growth by approximately 1.5%, decrease projected full year 2019 CAG Diagnostics recurring revenue growth by approximately 1.5%, increase projected operating profit margin growth by approximately 20 basis points, decrease projected 2019 EPS growth by approximately 1%, decrease projected second quarter revenue growth by approximately 2%, and increase projected second quarter operating margin growth by approximately 10 basis points. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three months ended March 31, 2019.

Organic revenue growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted. Organic revenue growth is a non-GAAP financial measure that excludes the impact of changes in foreign currency exchange rates and revenue from certain business acquisitions. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three months ended March 31, 2019. See the constant currency note above for the impacts of estimated currency changes to second quarter and full year 2019, as well estimated full year 2019 organic revenue growth for the Company. The percentage change in revenue resulting from acquisitions represents incremental revenues attributable to business acquisitions that have occurred since the beginning of the prior year period. We exclude only acquisitions that are considered to be a business from organic revenue growth. For more detail on what acquisitions we consider to be a business in computing organic growth, please see Management's Discussion and Analysis of Financial Conditions and Results of Operations, Non-GAAP Financial Measures, contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. For the calculation of projected full year and second quarter 2019 organic revenue growth, and projected full year 2019 CAG Diagnostics recurring organic revenue growth, the impacts of revenue from acquisitions is immaterial.

Comparable constant currency EPS growth - Comparable constant currency EPS growth is a non-GAAP financial measure that excludes the tax benefits of share-based compensation activity under ASU 2016-09. Management believes comparable constant currency EPS growth is a more useful way to measure the Company's business performance than EPS growth because it enables better period-over-period comparisons of the fundamental financial results by excluding items that vary independent of performance and provides greater transparency to investors regarding a key metric used by management. Share-based compensation activity is expected to increase projected EPS by $0.10 to $0.12 per share for the full year 2019 compared to $0.24 per share for the full year 2018, and increased first quarter 2019 EPS by $0.06 per share compared to $0.11 per share in the first quarter of 2018. These impacts and those described in the constant currency note above reconcile reported EPS growth to comparable constant currency EPS growth for the Company.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the three months ended March 31, 2019 and 2018. To estimate projected 2019 free cash flow, we have deducted projected purchases of property and equipment, also referred to as capital expenditures, of $160 million - $175 million.

Debt to Adjusted EBITDA (Leverage Ratios) - Adjusted EBITDA, gross debt, and net debt are non-GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure of earnings before interest, taxes, depreciation, amortization and share-based compensation. Management believes that using Adjusted EBITDA, gross debt and net debt in the Adjusted EBITDA ratio is a useful and recognized measure for evaluating financial leverage. For further information on how Adjusted EBITDA and the Debt to Adjusted EBITDA Ratio are calculated, see the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2019.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2019	2018
Revenue:	Revenue	$576,056	$537,656
Expenses and Income:	Cost of revenue	244,459	234,557
	Gross profit	331,597	303,099
	Sales and marketing	106,584	100,101
	General and administrative	60,361	60,931
	Research and development	31,514	29,023
	Income from operations	133,138	113,044
	Interest expense, net	(8,346)	(8,695)
	Income before provision for income taxes	124,792	104,349
	Provision for income taxes	22,083	14,873
Net Income:	Net income	102,709	89,476
	Less: Noncontrolling interest in subsidiary's earnings	28	25
	Net income attributable to stockholders	$102,681	$89,451

	Earnings per share: Basic	$1.19	$1.02
	Earnings per share: Diluted	$1.17	$1.01
	Shares outstanding: Basic	86,204	87,331
	Shares outstanding: Diluted	87,549	88,944

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2019	2018
Operating Ratios	Gross profit	57.6%	56.4%
(as a percentage of revenue):	Sales, marketing, general and administrative expense	29.0%	30.0%
	Research and development expense	5.5%	5.4%
	Income from operations[1]	23.1%	21.0%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		March 31,	Percent of	March 31,	Percent of
		2019	Revenue	2018	Revenue
Revenue:	CAG	$508,918		$470,833
	Water	30,310		29,143
	LPD	31,506		32,240
	Other	5,322		5,440
	Total	$576,056		$537,656

Gross Profit:	CAG	$287,488	56.5%	$261,933	55.6%
	Water	22,139	73.0%	20,362	69.9%
	LPD	19,039	60.4%	17,647	54.7%
	Other	2,727	51.2%	2,074	38.1%
	Unallocated Amounts	204	N/A	1,083	N/A
	Total	$331,597	57.6%	$303,099	56.4%

Income from Operations:	CAG	$115,022	22.6%	$100,398	21.3%
	Water	13,782	45.5%	12,462	42.8%
	LPD	6,250	19.8%	2,961	9.2%
	Other	1,526	28.7%	498	9.2%
	Unallocated Amounts	(3,442)	N/A	(3,275)	N/A
	Total	$133,138	23.1%	$113,044	21.0%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended
				Reported	Percentage	Percentage	Organic
	March 31,	March 31,	Dollar	Revenue	Change from	Change from	Revenue
Net Revenue	2019	2018	Change	Growth[1]	Currency	Acquisitions	Growth[1]
CAG	$508,918	$470,833	$38,085	8.1%	(2.5)%	0.2%	10.5%
United States	337,874	308,286	29,588	9.6%	—	0.2%	9.4%
International	171,044	162,547	8,497	5.2%	(7.5)%	0.1%	12.6%
Water	30,310	29,143	1,167	4.0%	(4.0)%	—	8.0%
United States	14,604	13,921	683	4.9%	—	—	4.9%
International	15,706	15,222	484	3.2%	(7.9)%	—	11.1%
LPD	31,506	32,240	(734)	(2.3)%	(6.3)%	—	4.0%
United States	3,263	3,313	(50)	(1.5)%	—	—	(1.5)%
International	28,243	28,927	(684)	(2.4)%	(7.0)%	—	4.6%
Other	5,322	5,440	(118)	(2.2)%	—	—	(2.2)%
Total Company	$576,056	$537,656	$38,400	7.1%	(2.8)%	0.1%	9.8%
United States	358,288	327,461	30,827	9.4%	—	0.2%	9.2%
International	217,768	210,195	7,573	3.6%	(7.3)%	0.1%	10.8%

	Three Months Ended
				Reported	Percentage	Percentage	Organic
	March 31,	March 31,	Dollar	Revenue	Change from	Change from	Revenue
Net CAG Revenue	2019	2018	Change	Growth[1]	Currency	Acquisitions	Growth[1]
CAG Diagnostics recurring revenue:	$443,791	$406,048	$37,743	9.3%	(2.6)%	—	11.9%
IDEXX VetLab consumables	167,211	149,513	17,698	11.8%	(3.1)%	—	15.0%
Rapid assay products	54,431	52,017	2,414	4.6%	(1.4)%	—	6.1%
Reference laboratory diagnostic and consulting services	202,658	186,937	15,721	8.4%	(2.4)%	—	10.8%
CAG Diagnostics services and accessories	19,491	17,581	1,910	10.9%	(3.7)%	—	14.6%
CAG Diagnostics capital – instruments	28,749	30,895	(2,146)	(6.9)%	(3.5)%	—	(3.4)%
Veterinary software, services and diagnostic imaging systems	36,378	33,890	2,488	7.3%	(0.6)%	2.2%	5.8%
Net CAG revenue	$508,918	$470,833	$38,085	8.1%	(2.5)%	0.2%	10.5%

[1]See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
Amounts in thousands (Unaudited)
		March 31,	December 31,
		2019	2018
Assets:	Current Assets:
	Cash and cash equivalents	$116,616	$123,794
	Accounts receivable, net	281,159	248,855
	Inventories	189,468	173,303
	Other current assets	110,403	108,220
	Total current assets	697,646	654,172
	Property and equipment, net	449,103	437,270
	Other long-term assets, net	534,219	445,907
	Total assets	$1,680,968	$1,537,349
Liabilities and Stockholders'
Equity (Deficit):	Current Liabilities:
	Accounts payable	$70,143	$69,534
	Accrued liabilities	229,127	260,683
	Line of credit	346,998	398,937
	Deferred revenue	43,351	41,290
	Total current liabilities	689,619	770,444
	Long-term debt	699,334	601,348
	Other long-term liabilities, net	240,145	174,790
	Total long-term liabilities	939,479	776,138
	Total stockholders' equity (deficit)	51,562	(9,513)
	Noncontrolling interest	308	280
	Total stockholders' equity (deficit)	51,870	(9,233)
	Total liabilities and stockholders' equity (deficit)	$1,680,968	$1,537,349

IDEXX Laboratories, Inc. and Subsidiaries
Select Balance Sheet Information (Unaudited)
		March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Selected Balance Sheet Information:	Days sales outstanding[1]	42.0	42.6	44.3	41.2	42.0
	Inventory turns[2]	2.0	2.3	2.1	2.2	2.0

[1]Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2]Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2019	2018
Operating:	Cash Flows from Operating Activities:
	Net income	$102,709	$89,476
	Non-cash charges	31,611	30,860
	Changes in assets and liabilities	(99,942)	(85,438)
	Net cash provided by operating activities	34,378	34,898
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(38,206)	(23,726)
	Purchase of marketable securities	—	(87)
	Proceeds from the sale and maturities of marketable securities	—	284,125
	Net cash (used) provided by investing activities	(38,206)	260,312
Financing:	Cash Flows from Financing Activities:
	Repayments on revolving credit facilities, net	(52,024)	(247,500)
	Issuance of senior notes	100,000	—
	Debt issuance costs	(30)	—
	Payment of acquisition-related contingent consideration	(573)	—
	Repurchases of common stock	(54,302)	(83,487)
	Proceeds from exercises of stock options and employee stock purchase plans	11,551	14,551
	Shares withheld for statutory tax withholding on restricted stock	(7,403)	(8,555)
	Net cash used by financing activities	(2,781)	(324,991)
	Net effect of changes in exchange rates on cash	(569)	1,335
	Net decrease in cash and cash equivalents	(7,178)	(28,446)
	Cash and cash equivalents, beginning of period	123,794	187,675
	Cash and cash equivalents, end of period	$116,616	$159,229

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands except per share data (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2019	2018
Free Cash Flow:	Net cash provided by operating activities	$34,378	$34,898
	Investing cash flows attributable to purchases of property and equipment	(38,206)	(23,726)
	Free cash flow[1]	($3,828)	$11,172

[1]See Statements Regarding Non-GAAP Financial Measures, above.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended
	March 31,	March 31,
	2019	2018
Shares repurchased in the open market	267	465
Shares acquired through employee surrender for statutory tax withholding	36	48
Total shares repurchased	303	513

Cost of shares repurchased in the open market	$53,862	$86,188
Cost of shares for employee surrenders	7,403	8,555
Total cost of shares	$61,265	$94,743

Average cost per share – open market repurchases	$201.41	$185.23
Average cost per share – employee surrenders	$206.35	$178.83
Average cost per share – total	$202.00	$184.63

Contact: John Ravis, Investor Relations, 1-207-556-8155